THE VIRTUS FUNDS
                            MULTIPLE CLASS PLAN

     This Multiple Class Plan ("Plan") is adopted by THE VIRTUS FUNDS (the "Trust"), a Massachusetts Business Trust, with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.

     PURPOSE
1. This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), so as to allow the Trust to issue more than one class of shares of any or all of the Funds ("Covered Classes") in reliance on the Rule and to make payments as contemplated herein.

2.   SEPARATE ARRANGEMENTS/CLASS DIFFERENCES
     a. Designation of Classes: The Funds set forth on Exhibit A offer two classes of shares: Investment Shares and Trust Shares.
     b. Sales Load and Expenses: Purchases of Investment Shares of non-money market funds are subject to a contingent deferred sales charge as described in the Prospectus. No expenses are allocated to Trust Shares as a class. The only expenses allocated to Investment Shares as a class are the expenses incurred under the applicable distribution plan adopted pursuant to Rule 12b-1.
     c. Distribution of Shares: Investment Shares are sold primarily to individuals who purchase shares through Signet Financial Services, Inc., an afiliate of Signet Trust Company. Systematic withdrawal as it relates to Investment Shares, is as described in the applicable prospectus. Trust Shares are offered primarily to trusts, fiduciaries and other institutions through the Trust Division of Signet Trust Company.
     d. Voting Rights: Shareholders of each class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional share held. Shareholders of the Trust will vote in the aggregate and not by Fund or class except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or class, and (ii) only holders of Investment Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such class.

3.   EXPENSE ALLOCATIONS
     The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the Investment Shares class of the applicable Fund, and constitute the only expenses allocated to one class and not the other.

4.   EXCHANGE FEATURES
     Holders of Investment Shares of any Virtus Fund may exchange such shares for Investment Shares of any other Virtus Fund; for shares of any Virtus Fund having only one class; or for shares of any fund in the Blanchard Group of Funds. Shares may be exchanged at net asset value.

     EFFECTIVENESS
5. This Plan shall become effective with respect to each class, (i) to the extent required by the Rule, after approval by a majority vote of:
(a) the Trust's Board of Trustees ; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan , and/or
(ii) upon execution of an exhibit adopting this Plan with respect to such class.




                                        2


                                 EXHIBIT A
                                  to the
                            Multiple Class Plan
                             THE VIRTUS FUNDS
                             INVESTMENT SHARES
                               TRUST SHARES
                    The U.S. Government Securities Fund
                    The Style Manager:  Large Cap Fund
                     The Virginia Municipal Bond Fund
                     The Maryland Municipal Bond Fund
                      The Treasury Money Market Fund
                           The Money Market Fund

       This Multiple Class Plan is adopted by THE VIRTUS FUNDS with respect to the Class(es) of Shares of the portfolio of THE VIRTUS FUNDS set forth above.
       Witness the due execution hereof this 1st day of June, 1995.

                              THE VIRTUS FUNDS


                              By:/s/ Edward C. Gonzales
                              Title:  President
                              Date: